Exhibit 99.1

Duratek Announces Dr. Francis J. Harvey's Resignation from the Company's Board of Directors

     COLUMBIA, Md.--(BUSINESS WIRE)--Nov. 19, 2004--Duratek, Inc. (NASDAQ:DRTK) today announced that Dr. Francis J. Harvey has resigned from the Company's Board of Directors, where he has served as Vice Chairman. Dr. Harvey has been appointed Secretary of the United States Army. He has served on Duratek's Board since 1998. Duratek's Nominating and Corporate Governance Committee of the Board has begun a search for candidates to fill the vacancy created by Dr. Harvey's resignation.
     Mr. Daniel A. D'Aniello, Chairman of Duratek's Board of Directors, said, "Dr. Harvey has provided exceptional contributions and dedication to the Company and the Board over his tenure. Although we will miss his support on Duratek's Board, as Americans, we are grateful that gentlemen with Dr. Harvey's leadership qualities are willing to undertake government service. We wish him all the best as he moves on to serve our Country."
     Duratek provides safe, secure radioactive materials disposition.

     CONTACT: Duratek, Inc.
              Diane R. Brown, Investor Relations, 410-312-5100 www.duratekinc.com